AMENDED AND RESTATED
APPENDIX B
to the
CUSTODY AGREEMENT
between
American Independence Funds Trust
and
UMB Bank, N.A.
Dated September 20, 2013

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated September 20, 2013 with UMB Bank, N.A. ("Custodian") and American Independence Funds Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

AI International Fund
American Independence U.S. Inflation-Protected Fund

The undersigned hereby execute this Amendment to Appendix B to the Custody Agreement dated September 20, 2013 and executed between American Independence Funds Trust and UMB Bank, N.A. to be effective as of June 20, 2017.

AMERICAN INDEPENDENCE FUNDS TRUST

Attest: ______________________

By: ______________________
Name: Darlene T DeRemer
Title: President
Date: 12/20/17

UMB BANK, N.A.

Attest: ______________________

By: ______________________
Name: Pete Bergman
Title: VP
Date: 1/18/18